Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-199909 and 333-182491 on Form S-3, and 333-127889-01 and 333-71990-01 on Form S-8 of our report dated March 2, 2015, relating to the financial statements and financial statement schedule of Wisconsin Public Service Corporation and subsidiary appearing in this Annual Report on Form 10-K of Wisconsin Public Service Corporation and subsidiary for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 2, 2015